Exhibit 99.1

COMPANY CONTACTS

Paul Arndt	Shiv Kapoor
Senior Manager, Investor Relations	Vice President, Strategic Planning & Investor Relations
702-835-6300	702-835-6300

MULTIFACETED REPOSITIONING CAMPAIGN FOR ZEVALIN® UNVEILED AT ASH 2011,

FOLLOWING RECENT FDA APPROVAL TO REMOVE BIOSCAN REQUIREMENT

•	Unique and Multifaceted ZEVALIN Repositioning Campaign Unveiled at the 2011 Annual Meeting of the American Society of Hematology (ASH) in San Diego, California;

•	This Follows FDA’s Decision on November 20th, 2011 To Remove Bioscan Requirement

•	“ZEVALIN Simplified”—Emphasis on Simplification of ZEVALIN Treatment Achieved by the Company in the Past Two Years

•	ZEVALIN Treatment Regimen, Rituximab, Rituximab, ZEVALIN, to be Known By Acronym “RRZ”

•	“It’s About Time”—Renewed Focus on the Value Proposition of ZEVALIN to Physicians and Increased Awareness About Pharmacoeconomics For Payers

•	Includes First-of-Kind e-Mobile and Grassroots Initiatives to Build ZEVALIN Brand Among Patients

HENDERSON, Nevada – December 12, 2011 – Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology and hematology, announced today the launch of the Company’s re-positioning campaign for ZEVALIN® (ibritumomab tiuxetan) at the 2011 Annual Meeting of the American Society of Hematology being held December 10-13.

“For many years, there has been a large disconnect between ZEVALIN’s impressive safety and efficacy data and its awareness and utilization in the non-Hodgkin lymphoma community. We hope to change that in the years to come, in part with this initiative. Following recent approval by the FDA to remove bioscan requirement, the goal of the re-positioning campaign is to not only re-engage physicians with the new and simplified ZEVALIN administration, but also expand our messaging to patients and payers,” said Rajesh C. Shrotriya, MD., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “Patients today are more empowered to take an active role in decisions regarding their treatment options. Patients who received a single course of treatment with ZEVALIN in the FIT Study experienced a median time-to-next-treatment of more than eight years. So for patients, one therapeutic dose of ZEVALIN represents freedom to enjoy life without being burdened with continuous therapies, such as 16 doses of rituximab-maintenance over two years while reducing costs to the healthcare system.”

The repositioning campaign will continue to focus on the therapeutic profile of ZEVALIN. ZEVALIN was initially approved in February 2002 for the treatment of follicular NHL patients who had recurred or progressed after other systemic therapies. In September 2009, ZEVALIN was approved as part of the first-line setting based on results from a 414-patient study (the “FIT” Study) that showed a 54% decreased risk of progression with ZEVALIN. A 130-patient multicenter, randomized, open-label clinical study comparing the efficacy of the ZEVALIN therapeutic regimen versus rituximab in patients with relapsed or refractory low-grade or follicular NHL showed that ZEVALIN therapeutic regimen produced an overall response rate of 83% compared to 55% with rituximab.

To raise awareness about ZEVALIN among patients, physicians and payers, the campaign will focus on key messages such as “It’s About Time,” and “ZEVALIN Simplified.” In the past two years, Spectrum has taken several initiatives to ensure that ZEVALIN’s benefits can be experienced by more patients: receiving FDA approval for ZEVALIN in the front-line setting; working with the Centers for Medicare and Medicaid Services for reimbursement uniformity; collecting and presenting data at key medical conferences; streamlining the distribution of ZEVALIN; assembling a dedicated and highly

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI trained oncology sales force; and getting FDA approval on the removal of the bioscan requirement. ZEVALIN, now without the bioscan requirement, will be re-introduced to physicians as “RRZ” — rituximab, rituximab, ZEVALIN

While the campaign will continue to focus on physicians, a new emphasis will be placed on targeting patients and payers. The repositioning campaign includes redesigned and rebranded websites, revamped sales materials, patient-to-patient grassroots campaigns, e-mobile initiatives, and online media and print advertising. In addition, a greater emphasis will be placed on the pharmacoeconomic value of ZEVALIN to the payers that highlights the physical and psychological burden of additional and more expensive therapies after induction chemotherapy such as a two-year course of rituximab-maintenance.

About Non-Hodgkin Lymphoma

According to the National Cancer Institute (www.cancer.gov), there are expected to be 66,360 new cases of non-Hodgkin lymphoma diagnosed and approximately 19,320 deaths in the United States in 2011. Non-Hodgkin lymphoma is defined as any of a large group of cancers of lymphocytes (white blood cells). Non-Hodgkin lymphomas can occur at any age and are often marked by lymph nodes that are larger than normal, fever, and weight loss. There are many different types of non-Hodgkin lymphoma. These types can be divided into aggressive (fast-growing) and indolent or low grade (slow-growing) types, and they can be formed from either B-cells or T-cells. Prognosis and treatment depend on the stage and type of disease.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan), injection for intravenous use is indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma (NHL), who achieve a partial or complete response to first-line chemotherapy. ZEVALIN is also indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. The ZEVALIN therapeutic regimen is a form of cancer therapy called radioimmunotherapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including Boxed WARNINGS, for ZEVALIN and rituximab. Full prescribing information can be found at www.ZEVALIN.com.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates. The Company has assembled an integrated in-house scientific team, including clinical development, medical and regulatory affairs, biostatistics and data

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI management, formulation development, and has established a commercial infrastructure for the marketing of its drug products. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at

www.sppirx.com.

Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2011 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI